Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Carolyn Ross, (972) 673-7935
DR PEPPER SNAPPLE GROUP REPORTS FIRST QUARTER 2014 RESULTS

Reported EPS were $0.78 for the quarter. Core EPS were $0.74 for the quarter, up 40%.
Net sales increased 1% for the quarter.
Year-to-date, the company returned $135 million to shareholders.
Company reaffirms full year 2014 Net Sales and Core EPS guidance.

Plano, TX, April 23, 2014 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported first quarter 2014 EPS of $0.78 compared to $0.51 in the prior year period. Core EPS were $0.74 compared to $0.53 in the prior year.

For the quarter, reported net sales increased 1% as a sales volume increase of 1%, favorable product and package mix and net pricing were partially offset by unfavorable segment mix and 1 percentage point of foreign currency. Reported segment operating profit (SOP) increased 14%, or $40 million, on net sales growth, lower commodity costs, including an unfavorable year-over-year LIFO comparison, and ongoing productivity improvements.

Reported income from operations for the quarter was $260 million, including $12 million of unrealized commodity mark-to-market gains. Reported income from operations was $197 million in the prior year period, including $7 million of unrealized commodity mark-to-market losses. Core income from operations was $248 million, up 21.6% compared to the prior year period.

DPS President and CEO Larry Young said, “We had a strong start to the year. Once again, our teams remained focused and executed against our strategy in a highly competitive and challenged environment. We maintained distribution and availability across our key CSD brands and packages and gained distribution on our key juice and tea brands and packages. We continued to invest behind our well-loved brands and engaged with our consumers and shoppers through innovative marketing programs. Rapid Continuous Improvement (RCI) continues to be embedded throughout the organization and we’re making good progress on our lean tracks. Our 2014 priorities remain unchanged. Our teams will continue to build the TEN platform with programming focused on driving awareness and trial, provide consumers with a range of products that meet their evolving needs and execute with excellence in the marketplace.”

EPS reconciliation	First Quarter
	2014	2013	Percent Change
Reported EPS	$0.78	$0.51	53
Unrealized commodity mark-to-market net (gain)/loss	(0.04)	0.02
Core EPS	$0.74	$0.53	40
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-8 accompanying this release.

Summary of 2014 results	First Quarter
(Percent change)	As Reported	Currency Neutral

BCS Volume	(1)	(1)
Sales Volume	1	1
Net Sales	1	2
SOP	14	16
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume declined 1% with carbonated soft drinks (CSDs) declining 1% and non-carbonated beverages (NCBs) declining 2%.

In CSDs, the category continued to face significant headwinds. Dr Pepper volume decreased 4%. Our Core 4 brands, which include TEN, were flat as a mid-single digit increase in Canada Dry was partially offset by a mid-single digit decrease in Sunkist soda and a low-single digit decline in A&W. 7UP was flat in the quarter. Peñafiel increased double-digits on new product innovation, and Squirt declined high-single digits. Fountain foodservice volume decreased 3% in the quarter.

In NCBs, Hawaiian Punch volume declined 8% on category headwinds and increased competitive activity. Mott’s declined 1% in the quarter, lapping double-digit growth in the prior year. These declines were partially offset by a 2% increase in Snapple and a 3% increase in Clamato.

By geography, U.S. and Canada volume declined 2%, and Mexico and the Caribbean volume increased 3%.

Sales volume
Sales volume increased 1% for the quarter primarily driven by concentrate shipment timing.

2014 Segment results	First Quarter
(Percent Change)	As Reported			Currency Neutral
	Sales	Net		Sales	Net
	Volume	Sales	SOP	Volume	Sales	SOP
Beverage Concentrates	3	7	13	3	8	14
Packaged Beverages	0	(1)	15	0	(1)	16
Latin America Beverages	2	12	30	2	17	63
Total	1	1	14	1	2	16

Beverage Concentrates
Net sales for the quarter increased 8% on a 3% volume increase driven by concentrate shipment timing, concentrate price increases taken at the beginning of the year and favorable discounts driven by shipment volume timing. SOP increased 14% on net sales growth and lower marketing investments of $4 million.

Packaged Beverages
Net sales declined 1% for the quarter as growth in contract manufacturing was more than offset by branded volume declines. SOP increased 16% on favorable commodity costs, including an unfavorable LIFO comparison, ongoing productivity improvements and lower labor and benefit costs. These were partially offset by lower net sales.

Latin America Beverages
Net sales for the quarter increased 17% reflecting favorable mix, higher retail pricing associated with the pass-through of the sugar tax in Mexico and a 2% volume increase, which was partially offset by increased discounts. SOP increased 63% as net sales growth and ongoing productivity improvements were partially offset by increases in transportation costs.

Corporate and other items
For the quarter, corporate costs totaled $57 million, including a $12 million unrealized commodity mark-to-market gain and lower professional fees and information technology expenses. Corporate costs in the prior year period were $80 million, including a $7 million unrealized commodity mark-to-market loss.

Net interest expense decreased $9 million for the quarter compared to the prior year.

For the quarter, the reported effective tax rate was 34.3%, as a $2 million deferred tax benefit due to a New York State law change decreased the effective tax rate by 0.9%.

Cash flow
For the quarter, the company generated $129 million of cash from operating activities compared to $77 million in the prior year period. Capital spending totaled $37 million compared to $46 million in the prior year period. The company returned $135 million to shareholders in the form of stock repurchases ($60 million) and dividends ($75 million).

2014 Full Year Guidance
The company continues to expect full year reported net sales to be flat to up 1% and Core EPS to be in the $3.38 to $3.46 range.

Packaging and ingredient costs, including LIFO impacts, are expected to decrease COGS by 2% on a constant volume/mix basis.

The company expects its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company expects to repurchase $375 million to $400 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the first quarter comprising January, February and March.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core tax rate is defined as the effective tax rate on core earnings.

Core income from operations is defined as income from operations adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core operating margin is defined as the core income from operations divided by core net sales.

Core Earnings is defined as earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core EPS represents Core Earnings per share.

Forward-looking statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss first quarter results and the outlook for 2014. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-8 accompanying this release and under "Financial Press Releases" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2014 and 2013
(Unaudited, in millions, except per share data)

	For the
	Three Months Ended
	March 31,
	2014	2013
Net sales	$1,398	$1,380
Cost of sales	554	590
Gross profit	844	790
Selling, general and administrative expenses	554	563
Depreciation and amortization	29	29
Other operating expense, net	1	1
Income from operations	260	197
Interest expense	26	34
Interest income	(1)	—
Other income, net	(1)	(3)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	236	166
Provision for income taxes	81	60
Income before equity in earnings of unconsolidated subsidiaries	155	106
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—
Net income	$155	$106
Earnings per common share:
Basic	$0.78	$0.52
Diluted	0.78	0.51
Weighted average common shares outstanding:
Basic	197.9	204.6
Diluted	199.5	206.3
Cash dividends declared per common share	$0.41	$0.38

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2014 and December 31, 2013
(Unaudited, in millions, except share and per share data)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$120	$153
Accounts receivable:
Trade, net	557	564
Other	63	58
Inventories	226	200
Deferred tax assets	64	66
Prepaid expenses and other current assets	143	78
Total current assets	1,173	1,119
Property, plant and equipment, net	1,149	1,173
Investments in unconsolidated subsidiaries	15	15
Goodwill	2,988	2,988
Other intangible assets, net	2,692	2,694
Other non-current assets	130	127
Non-current deferred tax assets	80	85
Total assets	$8,227	$8,201
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$295	$271
Deferred revenue	65	65
Short-term borrowings and current portion of long-term obligations	152	66
Income taxes payable	63	33
Other current liabilities	530	595
Total current liabilities	1,105	1,030
Long-term obligations	2,523	2,508
Non-current deferred tax liabilities	771	755
Non-current deferred revenue	1,301	1,318
Other non-current liabilities	301	313
Total liabilities	6,001	5,924
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 800,000,000 shares authorized, 198,069,065 and 197,979,971 shares issued and outstanding for 2014 and 2013, respectively	2	2
Additional paid-in capital	939	970
Prepaid forward repurchase of common stock	(90)	—
Retained earnings	1,466	1,393
Accumulated other comprehensive loss	(91)	(88)
Total stockholders' equity	2,226	2,277
Total liabilities and stockholders' equity	$8,227	$8,201

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2014 and 2013
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2014	2013
Operating activities:
Net income	$155	$106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	50	48
Amortization expense	10	9
Amortization of deferred revenue	(16)	(16)
Employee stock-based compensation expense	11	9
Deferred income taxes	14	15
Other, net	(19)	5
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	6	(29)
Other accounts receivable	(5)	(1)
Inventories	(26)	(18)
Other current and non-current assets	(66)	(55)
Other current and non-current liabilities	(55)	(42)
Trade accounts payable	32	51
Income taxes payable	38	(5)
Net cash provided by operating activities	129	77
Investing activities:
Acquisition of business	—	(10)
Purchase of property, plant and equipment	(37)	(46)
Purchase of intangible assets	—	(5)
Other, net	(1)	—
Net cash used in investing activities	(38)	(61)
Financing activities:
Net issuance of commercial paper	85	—
Repurchase of shares of common stock	(60)	(101)
Cash paid for shares not yet received	(90)	—
Dividends paid	(75)	(70)
Tax withholdings related to net share settlements of certain stock awards	(15)	(11)
Proceeds from stock options exercised	24	3
Excess tax benefit on stock-based compensation	8	4
Net cash used in financing activities	(123)	(175)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(32)	(159)
Effect of exchange rate changes on cash and cash equivalents	(1)	1
Cash and cash equivalents at beginning of year	153	366
Cash and cash equivalents at end of period	$120	$208

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three Months Ended March 31, 2014 and 2013
(Unaudited, in millions)

	For the Three Months Ended March 31,
	2014	2013
Segment Results – Net sales
Beverage Concentrates	$281	$263
Packaged Beverages	1,006	1,018
Latin America Beverages	111	99
Net sales	$1,398	$1,380

	For the Three Months Ended March 31,
	2014	2013
Segment Results – SOP
Beverage Concentrates	$174	$154
Packaged Beverages	131	114
Latin America Beverages	13	10
Total SOP	318	278
Unallocated corporate costs	57	80
Other operating expense, net	1	1
Income from operations	260	197
Interest expense, net	25	34
Other income, net	(1)	(3)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$236	$166

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures, that reflect the way management evaluates the business, may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are on a currency neutral basis.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the three months ended March 31, 2014 and 2013, there were no certain items excluded for comparison to prior year periods.
Core Earnings: Core Earnings is defined as Reported Earnings adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. For the three months ended March 31, 2014 and 2013, there were no certain items excluded for comparison to prior year periods.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended March 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	7%	(1)%	12%	1%
Impact of foreign currency	1%	—%	5%	1%
Net sales, as adjusted to currency neutral	8%	(1)%	17%	2%

	For the Three Months Ended March 31, 2014
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	13%	15%	30%	14%
Impact of foreign currency	1%	1%	33%	2%
SOP, as adjusted to currency neutral	14%	16%	63%	16%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Three Months Ended
	March 31,
	2014	2013	Change
Net cash provided by operating activities	$129	$77	$52
Purchase of property, plant and equipment	(37)	(46)
Free Cash Flow	$92	$31	$61

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2014
	Reported	Mark to Market	Core
Net sales	$1,398	$—	$1,398
Cost of sales	554	12	566
Gross profit	844	(12)	832
Selling, general and administrative expenses	554	—	554
Depreciation and amortization	29	—	29
Other operating expense, net	1	—	1
Income from operations	260	(12)	248
Interest expense	26	—	26
Interest income	(1)	—	(1)
Other income, net	(1)	—	(1)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	236	(12)	224
Provision for income taxes	81	(4)	77
Income before equity in earnings of unconsolidated subsidiaries	155	(8)	147
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$155	$(8)	$147
Earnings per common share:
Diluted	$0.78	$(0.04)	$0.74
Effective tax rate	34.3%		34.4%
Operating margin	18.6%		17.7%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended March 31, 2013
	Reported	Mark to Market	Core
Net sales	$1,380	$—	$1,380
Cost of sales	590	(6)	584
Gross profit	790	6	796
Selling, general and administrative expenses	563	(1)	562
Depreciation and amortization	29	—	29
Other operating expense, net	1	—	1
Income from operations	197	7	204
Interest expense	34	—	34
Interest income	—	—	—
Other income, net	(3)	—	(3)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	166	7	173
Provision for income taxes	60	3	63
Income before equity in earnings of unconsolidated subsidiaries	106	4	110
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—
Net income	$106	$4	$110
Earnings per common share:
Diluted	$0.51	$0.02	$0.53
Effective tax rate	36.1%		36.4%
Operating margin	14.3%		14.8%